Exhibit 99.2

Oral Presentation at ICML, Lugano, Switzerland (June 19-22, 2013)
Abstract: A Prospective, Multicenter, Phase II Study of the Bruton’s Tyrosine Kinase Inhibitor Ibrutinib in Patients with Relapsed and Refractory Waldenstrom’s Macroglobulinemia.

Steven P. Treon, Christina K. Tripsas, Guang Yang, Lian Xu, Zachary R. Hunter, Stephen J. Cropper, Patrick Mostyn, Diane Warren, Christopher J. Patterson, Claudia Paba-Prada, Janet Kunsman, Irene M. Ghobrial, Patricia Sheehy, M. Lia Palomba, Ranjana Advani.

Bing Center for Waldenstrom’s Macroglobulinemia, Dana Farber Cancer Institute, Harvard Medical School, Boston, MA; Memorial Sloan Kettering Cancer Center, New York City, NY; Stanford University Medical Center, Palo Alto, CA.

Introduction: MYD88 L265P is a mutation present in >90% of Waldenstrom’s Macroglobulinemia (WM) patients that supports tumor growth via signaling involving Bruton’s Tyrosine Kinase (BTK). Ibrutinib inhibits BTK, and in vitro induces apoptosis of WM cells bearing MYD88 L265P. In a Phase I study, 3 of 4 WM patients achieved durable partial responses (PR). We therefore initiated this trial to delineate the efficacy and tolerability of ibrutinib in relapsed or refractory WM.

Patients and Methods: Symptomatic WM patients who received at least 1 prior therapy were eligible. Intended therapy consists of 420 mg of oral ibrutinib daily for 2 years or progression or unacceptable toxicity.

Results: 35 patients including 12 with refractory disease were enrolled; 32 are currently evaluable for response and toxicity. Median baseline characteristics: Age 63; Prior therapies 2 (range 1-6); Hematocrit 30.8%; Hemoglobin 10.6 g/dL; serum IgM 3,190 mg/dL; serum M-protein 2.08 g/dL; B2M 4.35 mg/L; Bone Marrow (BM) disease involvement 70%. At best response, median serum IgM levels and M-protein declined to 1,710 mg/dL and 0.89 g/dL, respectively (p<0.00001). Median hematocrit and hemoglobin rose to 38.1% and 13.1 g/dL, respectively (p<0.00001). 16 patients had a 6 month BM assessment showing tumor reduction from median of 80% to 50% (p=0.006). The best overall response rate using criteria adapted from the Third International WM Workshop is 81.3% (3 VGPR; 15 PR, 8 MR). Median time to response (MR or better) was 4 weeks. 5 patients have stable disease. Grade >2 treatment related toxicities include thrombocytopenia (n=5; 15.6%) and neutropenia (n=3; 9.3%). With a median follow-up of 18 weeks, 33 patients remain on study. Reasons for discontinuation included non-response (n=1) in a patient with wild type MYD88, and MDS/RAEB (n=1) in a heavily pre-treated patient who attained VGPR, but who had 5q deletions pre-dating protocol therapy.

Conclusions: Ibrutinib is a targeted, highly active and well-tolerated single agent therapy for patients with relapsed and refractory WM. Rapid reductions in serum IgM and improved red blood cell production occur in most patients.